Filed Pursuant to Rule 424(b)(5)

Registration No. 333-47600

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 17, 2000)

4,000,000 Shares

COMMON STOCK

CuraGen Corporation is offering 4,000,000 shares of common stock.

Our common stock is traded on The Nasdaq National Market under the symbol “CRGN.” On August 9, 2005, the last reported sale price of our common stock on The Nasdaq National Market was $6.06.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-7 of this prospectus supplement and page 4 of the accompanying prospectus for a discussion of some important risks you should consider before buying our common stock.

	Per Share	Total
Public offering price	$5.50	$22,000,000
Underwriting discount	$0.25	$ 1,000,000
Proceeds to CuraGen Corporation (before expenses)	$5.25	$21,000,000

In addition to the underwriting discount, the underwriter will receive a commission equivalent from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

Delivery of the shares will be made on or about August 15, 2005.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

The date of this prospectus supplement is August 9, 2005

You should rely only on the information contained in this prospectus supplement or contained in or incorporated by reference in the accompanying prospectus to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

We are offering to sell, and are seeking offers to buy, the common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “CuraGen,” “Company,” “we,” “us” and “our” or similar terms are to CuraGen Corporation and its subsidiaries.

THE COMPANY

We are a biopharmaceutical development company dedicated to improving the lives of patients by developing novel protein, antibody and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. Our pipeline of therapeutics is based on targets from the human genome that we believe play a role in important mechanisms underlying disease.

Using our knowledge of the human genome, we have taken a systematic approach to identifying and validating the most promising therapeutic targets of the human genome that are both applicable and amenable to drug development. We have established development alliances with Abgenix, Inc. (“Abgenix”) to support our antibody projects, Bayer AG (“Bayer”) to support small molecule projects for diabetes, TopoTarget A/S (“TopoTarget”) to support small molecule histone deacetylase (“HDAC”) inhibitor projects for oncology and inflammatory diseases, and Seattle Genetics, Inc. (“Seattle Genetics”) to support antibody-drug conjugate projects. We utilize partners or contract manufacturing organizations for manufacturing of our clinical development products under current good manufacturing practices.

As our pipeline has matured over the past few years, we have decreased our early-stage target discovery efforts and focused our resources on the advancement of our pipeline of potential protein, antibody and small molecule therapeutics through clinical development.

Our executive offices are located at 555 Long Wharf Drive, 11th floor, New Haven, Connecticut 06511. Our telephone number is (203) 401-3330. We maintain a web site on the Internet at http://www.curagen.com. We do not intend for the information in our web site to be considered part of this prospectus.

Pipeline

Velafermin (CG53135)

Velafermin (CG53135), also referred to as recombinant human fibroblast growth factor—20 (“rhFGF-20”), is a protein therapeutic discovered by CuraGen that is being investigated as a potential protein therapeutic for the prevention and treatment of oral mucositis (“OM”) in cancer patients who are receiving chemotherapy, with or without radiotherapy for the treatment of their underlying disease. Velafermin (CG53135) is a growth factor that is believed to play a role in maintaining the integrity of the gastrointestinal tract by causing regeneration of epithelial and mesenchymal cells, enabling repopulation of the layers of the gastrointestinal tract damaged by chemotherapy and radiotherapy.

In 2003, we initiated our first Phase I trial on velafermin (CG53135) for the prevention of OM. During 2004, we continued to make progress on the development of velafermin (CG53135) for the prevention of OM, including the initiation of an additional Phase I trial in cancer patients undergoing bone marrow transplantation. In October 2004, we announced the initiation of a Phase II trial on velafermin (CG53135) enrolling patients in a randomized, placebo-controlled, multi-center study to determine the safety and efficacy of a single-dose of velafermin (CG53135) for the prevention of OM. Approximately 200 patients will be randomized to receive a single administration of either placebo or one of three dosages of velafermin (CG53135) immediately after bone marrow transplantation. We expect to complete this trial during the first half of 2006. In May 2005, the final data from our Phase I trial on velafermin (CG53135) for cancer patients undergoing bone marrow transplantation was presented in the form of a poster at the American Society of Clinical Oncology 46th Annual Meeting in Orlando, Florida (“ASCO”). Of the 30 patients presented in this poster, no serious drug-related adverse events were noted following treatment with velafermin (CG53135), and a total of 22 of 30 patients (73%) did not develop severe (grade 3 or 4) OM.

In addition, in January 2005, we initiated a Phase I clinical trial on velafermin (CG53135) to explore its role for the treatment of OM, as opposed to the prevention strategy discussed above. This Phase I trial will evaluate the safety and tolerability of intravenously administered velafermin (CG53135) on cancer patients who develop OM as a consequence of the chemotherapy they received for the treatment of their underlying disease. We anticipate completing this Phase I study by the end of 2005.

In February 2004, we received orphan drug designation from the Food and Drug Administration (“FDA”) for velafermin (CG53135) in OM, which we believe will help to strengthen the program by offering important clinical development and commercialization benefits. The Orphan Drug Act of 1983 is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States at the time of application. Further criteria include the ability of the product to address an unmet medical need where no approved treatment option exists or to provide significant benefit over available treatments. Orphan drug designation may result in seven years of market exclusivity in the United States upon FDA product approval, provided that the sponsor company continues to meet certain conditions established by the FDA. Upon marketing authorization and during the period of market exclusivity, the FDA does not accept or approve other applications to market the same drug for the same therapeutic indication. Other incentives provided by orphan designation include protocol assistance and eligibility for research and development support. Protocol assistance includes regulatory assistance and reduced filing fees, as well as advice on the conduct of clinical trials.

In December 2004, we received Fast Track status from the FDA to investigate velafermin (CG53135) for the prevention of OM in patients receiving hematopoietic stem cell transplantation following myeloablative chemotherapy with or without total body irradiation. The Fast Track program enables a company to file a New Drug Application (“NDA”) on a rolling basis as data becomes available and permits the FDA to review the filing as it is received, rather than waiting for the entire document prior to commencing the review process. With a Fast Track designation, there is an opportunity for more frequent interactions with the FDA and the possibility of a priority review, which could decrease the typical review period.

PXD101

In June 2004, we added PXD101, a novel HDAC inhibitor, to our pipeline through a license and collaboration agreement with TopoTarget. PXD101 is one of the most advanced HDAC inhibitors in development and will be investigated as a potential treatment for both solid and hematologic cancers either alone, or in combination with other cancer drugs. The collaboration with TopoTarget also provides us with access to their extensive library of HDAC inhibitor candidates. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells; induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance. In May 2005, TopoTarget announced that they signed a Cooperative Research and Development Agreement (“CRADA”) with the Division of Cancer Treatment and Diagnosis at the National Cancer Institute (“NCI”) relating to PXD101. Under the CRADA, the NCI and TopoTarget will collaborate to conduct preclinical and non-clinical research on PXD101, which may provide supporting information for clinical trials of PXD101. An additional goal of the CRADA is the identification of the next-generation of HDAC inhibitors, from TopoTarget’s library of HDAC inhibitors, to be developed as potential drug candidates. We maintain an exclusive option to in-license any next-generation HDAC inhibitors discovered under the CRADA from TopoTarget under the license and collaboration agreement signed in June 2004.

In August 2004, we signed a clinical trials agreement with the NCI that provides us with access to the expertise at the NCI for the design, implementation, and monitoring of clinical trials with PXD101. Under the agreement, the NCI has agreed to sponsor several clinical trials evaluating the activity of PXD101, either alone or in combination with other anti-cancer therapies, for the treatment of solid and hematologic malignancies. NCI-sponsored clinical trials will occur in parallel to those sponsored by CuraGen with all data generated available for use by CuraGen in future product registration.

Data generated from two Phase I clinical trials evaluating PXD101 in patients with solid tumors and hematologic cancers enabled us to initiate in January 2005 a Phase II clinical trial on PXD101 for the treatment of advanced multiple myeloma. This Phase II open-label clinical trial will enroll approximately 25 to 50 patients who have failed at least two prior treatment regimens at multiple sites in Europe and the US. This trial is expected to be completed by mid-2006.

In April 2005, a poster reporting preclinical data on PXD101 was presented at the 96th Annual Meeting of the American Association for Cancer Research (“AACR”). The data demonstrated that PXD101 down-regulates, or diminishes, the amount of thymidylate synthase (“TS”) in cancer cells. Some cancer cells overexpress TS as a mechanism to enable them to become resistant to the killing effects of 5-fluorouracil (“5-FU”), thus limiting the anti-tumor activity of this drug. Additional data reported on animal models of cancer demonstrated prolonged survival in animals treated with PXD101 and 5-FU in combination, compared to those animals treated with either drug alone. Anti-tumor activity was also noted in xenograft models where animals treated with a combination of PXD101 followed by 5-FU had significantly higher tumor growth inhibition compared to either drug used alone.

Based on these preclinical results, we anticipate initiating a Phase Ib clinical trial to evaluate combination chemotherapy, consisting of PXD101 and 5-FU, on patients with solid tumors. Patient enrollment is expected to commence by the third quarter of 2005. After the maximum tolerated dose of PXD101 and 5-FU is defined, the study will expand and enroll up to 20 additional patients diagnosed with advanced colorectal cancer and further investigate the safety, change in expression of thymidylate synthase and anti-tumor activity of this combination.

In May 2005, preliminary data from our Phase I clinical trial on PXD101 for the treatment of refractory solid tumors was presented at ASCO. The Phase I open-label study was designed to determine the safety, maximum-tolerated dose (“MTD”), pharmacokinetics, and pharmacodynamics of intravenously administered PXD101, as well as initial assessment of the pharmacokinetics of orally administered PXD101. Preliminary data was reported on 28 patients and suggests that PXD101 is well-tolerated following intravenous (“IV”) and oral administration. Oral bioavailability after a single oral dose is 30-35% as compared to a single IV dose. Toxicities were described by investigators as mild, with no hematological or grade 4 toxicities observed. The most common adverse events were fatigue, nausea, vomiting and phlebitis. Histone hyperacteylation, a biomarker for the activity of PXD101, was noted to increase proportionally with dose escalation and lasted for up to 24 hours after administration. Furthermore, disease stabilization lasting four cycles or longer (range 4 to 8 cycles) was noted in 5 of 28 patients.

CR002

In October 2004, we announced that CR002, our most advanced fully-human monoclonal antibody stemming from our collaboration with Abgenix, received clearance from the FDA to be investigated as a potential treatment for IgA nephropathy. CR002 is a novel fully-human monoclonal antibody with the potential to treat forms of kidney inflammation, such as IgA nephropathy, that, if left untreated, could progress to kidney failure. CR002 neutralizes platelet derived growth factor-D (“PDGF-D”), an autocrine growth factor, which is believed to involved in the pathogenesis of mesangioproliferative diseases including IgA nephropathy, diabetic nephropathy and, potentially, lupus nephritis.

In November 2004, we received orphan drug designation from the FDA for CR002 as a potential treatment to slow the progression of IgA nephropathy and delay kidney failure in patients affected by the disease, which we believe will help to strengthen the program by offering important clinical development and commercialization benefits.

We initiated a Phase I trial with CR002 in November 2004 to determine the safety and maximum tolerated dose in healthy male volunteers. In July 2005, we announced the completion of this Phase I study and have submitted the results for anticipated presentation at a medical conference in 2005. As we continue to focus our pipeline on the treatment of cancer and on cancer supportive care, we will seek to license CR002 to a partner with the necessary resources for developing and marketing a nephrology product.

CR011

In October 2004, we announced the advancement to preclinical development of CR011, a fully-human monoclonal antibody-drug conjugate, which we are investigating as a potential treatment for metastatic melanoma. CR011 is the second fully-human monoclonal antibody stemming from our collaboration with

Abgenix, and applies antibody-drug conjugate technology that we licensed from Seattle Genetics. In April 2005, a poster on CR011 was presented at the AACR 96th Annual Meeting. Our scientists reported data demonstrating that CR011 selectively binds to GPNMB, a protein highly expressed on the surface of melanoma cells. Furthermore, in xenograft models of melanoma, treatment with CR011 caused significant improvements in survival, including complete and durable tumor regression, without any notable toxicity or weight loss. We anticipate that CR011 will enter clinical trials during the first half of 2006.

CT052

In October 2004, we also announced the advancement to preclinical development of CT052, an investigational small molecule drug for the potential management of adult-onset (type 2) diabetes, which will be co-developed with Bayer. This compound represents the first drug candidate to enter preclinical development from our ongoing collaboration with Bayer that was established to identify and develop promising drugs for the treatment of diabetes based upon targets we discovered. We anticipate that CT052 will enter clinical trials during the first half of 2006.

Other

In addition to velafermin (CG53135), PXD101, CR002, CR011, and CT052 we have several potential protein, antibody and small molecule therapeutics currently being evaluated in, or being prepared for, animal studies. These programs may lead to the filing of investigational new drug applications (“INDs”) in the future.

454 Life Sciences

To enable us to focus on our pipeline, we announced the formation of 454 Life Sciences Corporation (“454”) in 2000. This majority-owned subsidiary has commercialized novel nanoscale instrumentation and technologies for rapidly and comprehensively determining the nucleotide sequence of entire genomes—“whole genome sequencing” and performing ultra-deep sequencing of, or accurate detection of rare mutations in, target genes of interest. 454’s proprietary technology is expected to have widespread applications in industrial processes, agriculture, animal health, biodefense, and human health care, including drug discovery and development, and disease diagnosis. Scientists, using the 454 technology platform, will be able to generate whole genome sequences for a wide variety of viral, bacterial and small fungi organisms. In 2005, 454 began commercializing its instrument systems and reagents to customers for high-throughput sequencing without the need and complexity of large-scale robotics. As of June 2005, 454 has sold and installed five Genome Sequencing Systems at both genome sequencing centers and a research institution. 454 believes that their affordable high-throughput technology will expand the sequencing market beyond genome centers, where the majority of such sequencing services are currently performed, to research centers and academic institutions. 454 will continue scaling its technology to analyze larger model organisms, including human DNA, and to develop other sequencing applications for their technology.

In May 2005, 454 entered into an exclusive five-year world-wide agreement with F. Hoffmann-LaRoche for the promotion, sale, and distribution of 454’s high-throughput Genome Sequencing Systems, including proprietary kits and reagents with Roche Diagnostics (“Roche”). Under the terms of the agreement, 454 will receive up to $62.0 million in license fees, milestones related to instrument releases, minimum royalties and research funding, in addition to a margin on products manufactured for Roche, and royalties on net sales of licensed products. Roche will market, sell, distribute and provide technical support for 454’s products. 454 will continue to manufacture instrument systems and reagent kits, with responsibility for reagent manufacturing transferred to Roche at its option given sufficient sales volume. The agreement allows for Roche to sell 454’s products to all markets, with the exception of regulated diagnostics. Roche has the rights to negotiate distribution of 454’s products for use in the regulated diagnostic market and for renewal of the distribution agreement contingent upon meeting minimum performance criteria. As of June 30, 2005, and July 31, 2005, 454 had received $1.0 million, and $11.5 million, respectively, in milestone payments from Roche following the achievement of all initial milestones under the agreement.

THE OFFERING

Common stock offered	4,000,000 shares

Common stock to be outstanding after the offering	55,165,314 shares

Nasdaq National Market symbol	CRGN

The information above is based on 51,165,314 shares of common stock outstanding as of June 30, 2005. It does not include:

•	255,664 shares subject to outstanding options we issued under our 1993 employee stock option plan, as of June 30, 2005 (we do not intend to issue any additional options under this plan);

•	8,076,799 shares reserved for issuance under our 1997 employee stock option plan, of which 5,873,816 shares were subject to outstanding options, as of June 30, 2005;

•	83,444 shares of our stock issued to employees and non-employees after June 30, 2005 pursuant to the exercise of options previously exercisable under our 1997 employee stock option plan and 5,268 shares of stock issued in connection with the Company’s Stock-based 401(k) employer plan match after June 30, 2005; and

•	13,174,901 shares reserved for issuance upon conversion of our outstanding convertible debt.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, at a public offering price of $5.50 per share, will be approximately $20.7 million, after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering to repurchase, from time to time, our 6% convertible subordinated debentures due February 2007 and for general corporate purposes.

RISK FACTORS

Risks Related to Our Business

Because our business strategy is still largely untested, we do not know whether we will be able to commercialize any of our products or to what extent we will generate revenue or become profitable.

We do not know whether we can implement our business strategy successfully because we are in the early stages of development. Initially, we set out to find as many genes and their related functions as possible and are now using that information to develop our own therapeutic products. This strategy is largely untested. Other companies first target particular diseases and try to find cures for them, have a limited number of genes and proteins of potential therapeutic interest, or rely on other more proven strategies. If our strategy does not result in the development of products that we can commercialize, we will be unable to generate revenue. We have not completed development of any product based on our research. Although we have three products being investigated in clinical trials, we cannot be certain that these or any future products will receive marketing approval. If we are unable to commercialize products, we may not be able to recover our investment in our product development efforts. Even if we are able to commercialize products, we may not be able to recover our investment in our product development efforts.

Because clinical trials for our products will be expensive and protracted and their outcome is uncertain, we must invest substantial amounts of time and money that may not yield viable products.

Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any product, we must demonstrate through laboratory, animal and human studies that such product is both effective and safe for use in humans. We will incur substantial expense for, and devote a significant amount of time to, these studies.

Completion of clinical trials may take many years. The length of time required varies substantially according to the type, complexity, novelty and intended use of the product candidate. The Company and the FDA monitor the progress of each phase of testing, and may require the modification, suspension, or termination of a trial if it is determined to present excessive risks to patients. Our rate of commencement and completion of clinical trials may be delayed by many factors, including:

•	our inability to manufacture sufficient quantities of materials for use in clinical trials;

•	our inability to identify, enroll and initiate sites to conduct clinical trials;

•	variability in the number and types of patients available for each study, as well as the difficulty in enrolling patients in each study;

•	difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•	unforeseen safety issues or side effects;

•	poor efficacy or unanticipated adverse effects of products during the clinical trials;

•	Scientific review board, institutional review board, or contractual review board delays at institutions assisting us with our clinical trials; and

•	government or regulatory delays.

Studies that we conduct, or studies which third parties conduct on our behalf, may not demonstrate sufficient effectiveness and safety to obtain the requisite regulatory approvals for these or any other potential products. Regulatory authorities may not permit us to undertake any additional clinical trials. The clinical trial process may be accompanied by substantial delay and expense and there can be no assurance that the data generated in these studies ultimately will be sufficient for marketing approval by the FDA.

We have three products in clinical development and our other products are in preclinical or earlier stages of development. None of these products may demonstrate sufficient effectiveness or safety to obtain the requisite regulatory approvals required for initiation or continuation of clinical studies or obtaining marketing approval.

Because we have limited experience in developing, commercializing and marketing products, we may be unsuccessful in our efforts to do so.

Currently, we are developing several potential pharmaceutical products, and such products will require significant research and development and preclinical testing, and will require extensive clinical testing prior to our submitting any regulatory application for their commercial use. Although we are conducting human studies with respect to three products, we have limited experience with these activities and may not be successful in developing or commercializing these or other products. These activities, if undertaken without the collaboration of others, will require the expenditure of significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. Before we can commercialize a product, we must rigorously test the product in the laboratory and complete extensive human studies. Even if we complete such studies, our ability to develop and commercialize products will depend on our ability to:

•	complete laboratory testing and human studies;

•	obtain and maintain necessary intellectual property rights to our products;

•	obtain and maintain necessary regulatory approvals related to the efficacy and safety of our products;

•	enter into arrangements with third parties to manufacture our products on our behalf; and

•	deploy sales and marketing resources effectively or enter into arrangements with third parties to provide these functions.

As a result of these possibilities, we may not be able to develop through our research and development activities any commercially viable products. We cannot be certain that expenses for testing and study will yield profitable products or even products approved for marketing by the FDA or other regulatory authorities. If we are not successful in identifying products that we can develop commercially, we may be unable to recover the large investment we have made in research, development and manufacturing. In addition, should we choose to develop pharmaceutical products internally, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the current good manufacturing practices (“cGMPs”) of the FDA. Any potential products developed by our licensees will be subject to the same risks.

We do not have any marketed products. If we develop products that can be marketed, we intend to market the products either independently or together with collaborators or strategic partners. If we decide to market any products independently, we will incur significant additional expenditures and commit significant additional management resources to establish a sales force. For any products that we market together with partners, we will rely, in whole or in part, on the marketing capabilities of those parties. We may also contract with third parties to market certain of our products. Ultimately, we and our partners may not be successful in marketing our products.

We depend on a limited number of suppliers to manufacture and supply critical components of our development and clinical programs.

Currently, we contract with third-party manufacturers or develop products with partners and use the partners’ manufacturing capabilities. As we use others to manufacture our products, we depend on those parties to comply with cGMPs, and other regulatory requirements and to deliver materials on a timely basis. These parties may not perform adequately. Any failures by these third parties may delay our development of products or the submission of these products for regulatory approval.

We depend on third-party research organizations to design and conduct our laboratory testing and human studies. If we are unable to obtain any necessary services on acceptable terms, we may not complete our product development efforts in a timely manner. As we rely on third parties for laboratory testing and human studies, we may lose some control over these activities and become too dependent upon these parties. These third parties may not complete testing activities or human studies on schedule or when we request.

Because neither we nor any of our collaborative partners have received marketing approval for any product resulting from our research and development efforts, and may never be able to obtain any such approval, we may not be able to generate any product revenue.

All the products being developed by our collaborative partners will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. In some cases, the length of time that it takes for our collaborative partners to achieve various regulatory approval milestones may affect the payments that we are eligible to receive under our collaboration agreements. We and our collaborative partners may need to address a number of technical challenges successfully in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

We may be unable to manufacture or obtain sufficient quantities of our products and ensure their proper performance and quality.

Biopharmaceuticals must be produced under the cGMPs of the FDA. We do not have facilities capable of manufacturing drug products under cGMPs and must outsource any such production. We are devoting resources to establishing our own manufacturing capabilities to support development and preclinical activities and are contracting with third-party vendors for the manufacture of materials for use in humans. We may be unable to contract successfully for cGMPs manufacture of any products and may be unable to obtain required quantities of our products economically. We may not be able to obtain capacity to produce a sufficient amount of a commercial product to meet our clinical development and commercial needs. Failure to meet the demand for a product may adversely affect our ability to continue to market the product.

Compliance with government regulation is critical to our business and failure to satisfy regulatory requirements could impair our business.

Prior to the marketing of any new drug developed by us, or by our collaborators, that new drug must undergo an extensive regulatory review process in the United States and other countries. This regulatory process, which includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound’s safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Even if the FDA allows clinical testing of our products, we will still need to obtain institutional review board approval for each site participating in a clinical study, which may involve additional delays. The rate of completion of clinical trials depends upon, among other factors, the enrollment of patients. Patient enrollment is a function of many factors, including:

•	availability of FDA approved therapies or interventions;

•	timing and restriction of institutional review board approval;

•	the size of the patient population;

•	proximity of patients to clinical sites;

•	eligibility criteria for the study;

•	time commitment of a patient to the study; and

•	existence of competitive clinical trials.

We have not had any of our product candidates receive approval for commercialization in the United States or elsewhere. Neither we nor our collaborators may be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure by us or our collaborators to obtain required governmental approvals will delay or preclude our collaborators or us from marketing drugs developed with us or limit the commercial use of such products and could have a material adverse effect on our business, financial condition and results of operations. Even where a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we can market and sell our products. Such restrictions may materially and adversely affect our business, financial condition and results of operations.

In addition, the FDA may condition marketing approval on the conduct of specific post-marketing studies to further evaluate safety and efficacy. Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to compliance with cGMPs reporting of adverse effects, advertising, promotion and marketing. Discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions, any of which could materially adversely affect our business.

We must obtain regulatory approval by governmental agencies in other countries prior to commercialization of our products in those countries. Foreign regulatory systems may be just as rigorous, costly and uncertain as in the United States.

We rely significantly on our collaborative partners, and our business could be harmed if we are unable to maintain strategic alliances.

As part of our business strategy, we have strategic research and development alliances with companies to gain access to specific technologies. These alliances with other pharmaceutical and biotechnology companies may provide us with access to unique technologies, access to capital, near-term revenues, milestone and/or royalty payments, and potential profit sharing arrangements. In return, we provide access to unique technologies, expertise in genomics, and information on the molecular basis of disease, drug targets, and drug candidates. To date, we have entered into significant strategic alliances with Abgenix, Bayer, TopoTarget, Seattle Genetics and Roche, in addition to numerous smaller agreements to facilitate these efforts. In these strategic alliances, either party can terminate the agreement at any time the alliance permits them to or if either party materially breaches the contract. We may not be able to maintain or expand existing alliances or establish any additional alliances. If any of our existing collaborators were to breach or terminate their agreements with us or otherwise fail to conduct activities successfully and in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs may be delayed or terminated, which may materially and adversely affect our business, financial condition and results of operations.

We depend on attracting and retaining key employees.

We are highly dependent on the principal members of our management and scientific staff, including David M. Wurzer, Executive Vice President and Chief Financial Officer; Christopher K. McLeod, Executive Vice President and Chief Executive Officer and President at 454; and Timothy M. Shannon, M.D., Executive Vice President and Chief Medical Officer. Our future success will depend in part on the continued services of our key scientific and management personnel. We are currently conducting a search for a permanent Chief Executive Officer. In May 2005, Patrick J. Zenner, a CuraGen board member and former President and Chief Executive Officer of Hoffmann-La Roche, Inc. was appointed by the CuraGen Board of Directors as Chairman and Chief Executive Officer of CuraGen on an interim basis, until completion of the ongoing search. Our future success will also depend in part on our ability to attract, hire and retain additional personnel. The loss of services of any of these personnel could materially adversely affect our business, financial condition and results of operations. We entered into employment agreements with all of the principal members of our management team. There is intense competition for such qualified personnel and there can be no assurance that we will be able to continue to attract and retain such personnel. Failure to attract and retain key personnel could materially, adversely affect our business, financial condition and results of operations.

We depend on academic collaborators, consultants and scientific advisors.

We have relationships with collaborators and consultants at academic and other institutions who conduct research at our request. These collaborators and consultants are not our employees. Substantially all of our collaborators and consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes and biological pathways involved in human disease, explore and validate biological activity of therapeutic candidates and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators or consultants at academic and other institutions.

Our academic collaborators, consultants and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our academic collaborators, consultants and scientific advisors sign agreements which provide for confidentiality of our proprietary information and of the results of studies. We may not be able to maintain the confidentiality of our technology and other confidential information in connection with every academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could materially adversely affect our business, financial condition and results of operations. Further, any such collaborator, consultant or advisor may enter into an employment agreement or consulting arrangement with one of our competitors.

Competition in our field is intense and likely to increase.

We are subject to significant competition from organizations that are pursuing strategies, approaches, technologies and products that are similar to our own. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of drug development is highly competitive. Our competitors include:

•	biotechnology companies;

•	pharmaceutical companies;

•	academic and research institutions; and

•	government agencies.

We compete with biotechnology and pharmaceutical companies that develop, produce and market therapeutic compounds in the U.S., Europe and elsewhere. We face competition from a number of biotechnology and pharmaceutical companies with products in preclinical development, clinical trials or approved for conditions identical or similar to the ones we are pursuing. Other companies engaged in research and development we face intense competition from include:

•	Amgen, Inc.;

•	Genentech, Inc.;

•	Gloucester Pharmaceuticals, Inc.;

•	Human Genome Sciences, Inc.;

•	Merck & Co., Inc.;

•	Millennium Pharmaceuticals, Inc.;

•	Novartis, Inc.;

•	Nuvelo, Inc.;

•	major biotechnology and pharmaceutical companies; and

•	universities and other research institutions.

The competition listed above was selected based upon identifying those companies that we feel have business models, are developing drugs or have drugs approved for therapeutic indications that are similar to the ones we are pursuing.

A number of competitors are producing proteins from genes and claiming both the proteins as potential therapeutics as well as claiming antibodies against these proteins. In many cases generic antibody claims are being issued by the United States Patent and Trademark Office (“USPTO”) even though competitors have not actually made antibodies against the protein of interest, or do not have cellular, animal, or human data to support the use of these antibodies as therapeutics. These claims on proteins as therapeutics and these claims covering all antibodies against the proteins and methods of use in broad human indications are being filed at a rapid rate, and some number of these claims have issued and may continue to issue. In addition, purified proteins, therapeutic data, and antibodies, including polyclonal antibodies, mouse monoclonal antibodies and, in some cases, fully-human monoclonal antibodies, are being generated against a large number of targets within the human genome. All of these activities may make it difficult to commercialize products, or, if licenses are made available, may make the royalty burden on these products so high as to prevent commercial success.

We may engage in acquisitions that are unsuccessful.

In the future, we may engage in acquisitions in order to exploit technology or market opportunities. We are not experienced in acquiring and integrating new businesses. If we acquire another company, we may not be able to integrate the acquired business successfully into our existing business in a timely and non-disruptive manner or at all. Furthermore, an acquisition may not produce the revenues, earnings or business synergies that we anticipate. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, acquisitions can involve material non-recurring charges and amortization of significant amounts of non-cash acquisition costs that could adversely affect our results of operations.

If our patent applications do not result in issued patents, then our competitors may obtain rights to commercialize our discoveries.

Our business and competitive position depends on our ability to protect our products, processes and technologies. We continually file patent applications for our proprietary methods, novel uses of genes, and our development products. As of the date of this report, we had been issued approximately 86 patents with respect to aspects of our gene portfolio, products, processes and technologies.

Our commercial success also depends in part on obtaining patent protection on genes and proteins for which we or our collaborators discover utility and on products, methods and services based on such discoveries. We have applied for patent protection on novel genes and proteins, novel mutants of known genes and their uses, partial sequences of novel proteins and their gene sequences and uses, and novel uses for previously identified genes discovered by third parties. We have applied for patents on antibodies against the proteins we have discovered, and we have sought or have had our partners seek patent protection on the antibodies we produce against these proteins. We have sought and intend to continue to seek patent protection for novel uses for genes and proteins and therapeutic antibodies that may have been patented by third parties. In such cases, we would need a license from the holder of the patent with respect to such gene or protein in order to make, use or sell such gene or protein for such use. We may not be able to acquire such licenses on commercially reasonable terms, if at all. Our patent application filings that result from the identification of genes associated with the cause or effect of a particular disease generally seek to protect the genes and the proteins encoded by such genes as well as antibodies raised against these gene products. We also seek patent protection for our therapeutic, diagnostic and drug screening methods and products.

In 2001, the USPTO issued new guidelines for patent applications reflecting the USPTO’s current policy regarding statutory written description and utility requirements for patentability. The implementation of these new guidelines may cause the USPTO initially to reject some of our pending new gene and protein patent applications. There is no guarantee that the USPTO will approve them. We strive especially to gain issued patents for our commercially important genes and proteins.

The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal and factual questions. Our patent applications may not protect our products, processes and technologies because of the following reasons:

•	there is no guarantee that any of our pending patent applications will result in additional issued patents;

•	we may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patents issued to us or our collaborative customers will provide a basis for commercially viable products;

•	there is no guarantee that any patents issued to us or our collaborative customers will provide us with any competitive advantages;

•	there is no guarantee that any patents issued to us or our collaborative customers will not be challenged or circumvented or invalidated by third parties; and

•	there is no guarantee that any patents issued to others will not have an adverse effect on our ability to do business.

In addition, patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us. In addition, we could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.

The issuance of patents may not provide us with sufficient protection.

We may not be able to obtain further patents for our products, processes and technologies, or, if we are able to obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition, and materially adversely affect our business, financial condition and results of operations. In addition, any application or exploitation of our technology could infringe patents or proprietary rights of others and any licenses that we might need as a result of such infringement might not be available to us on commercially reasonable terms, if at all. Third parties have indicated to us that they believe we may be required to obtain a license in order to perform certain processes that we use in the conduct of our business or in order to market potential drugs we have in development.

We cannot predict whether our or our competitors’ pending patent applications will result in the issuance of valid patents. Litigation, which could result in substantial cost to us, also may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others’ proprietary rights. We may participate in interference proceedings that may in the future be declared by the USPTO to determine priority of invention, which could result in substantial cost to us. The outcome of any such litigation or interference proceeding might not be favorable to us, and we might not be able to obtain licenses to technology that we require or that, if obtainable, we could license such technology at a reasonable cost.

The public availability of genomic sequence information or other sequence information prior to the time we apply for patent protection on a corresponding full-length or partial gene could adversely affect our ability to obtain patent protection with respect to such gene or gene sequences. In addition, certain other groups are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or uses for such genes, the risk increases that the sale of potential products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement. Others may have filed and in the future are likely to file patent applications covering genes or gene products or antibodies against the gene products that are similar or identical to our products. Any such patent application may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes. There can be no assurance that we or our collaborators would prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

There is substantial uncertainty concerning the extent to which supportive data will be required for issuance of patents for human therapeutics. If data additional to that available to us is required, our ability to obtain patent protection could be delayed or otherwise adversely affected. Although the USPTO issued new utility guidelines in 1995 that address the requirements for demonstrating utility for biotechnology inventions, particularly for inventions relating to human therapeutics, there can be no assurance that the USPTO examiners will follow such guidelines or that the USPTO’s position will not change with respect to what is required to establish utility for gene sequences and products and methods based on such sequences.

We cannot be certain that our security measures will protect our proprietary technologies.

We also rely upon trade secret protection for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. We have developed a database of proprietary gene expression patterns and biological pathways which we update on an ongoing basis and which can be accessed over the Internet. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality and/or non-disclosure agreements where appropriate, any of the following could still occur:

•	proprietary information could be disclosed;

•	others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology; or

•	we may not be able to meaningfully protect our trade secrets.

We depend upon our ability to license technologies.

We may have to acquire or license certain components of our technologies or products from third parties. We may not be able to acquire from third parties or develop new technologies, either alone or with others. Failure to license or otherwise acquire necessary technologies could materially adversely affect our business, financial condition and results of operations.

The 454 Life Sciences technology platform is in development and the initial stages of commercialization.

The technology platform of 454, our majority-owned subsidiary, is still in development. The success of commercialization of the 454 technology platform depends on many factors, including:

•	the acceptance of 454’s technology in the market place;

•	technical performance of 454’s platform in relation to existing and new technologies;

•	sufficient support and execution by Roche under the exclusive distribution agreement; and

•	454’s ability to obtain from suppliers key components for the manufacture of the 454 instrument and reagents.

454 is subject to competition from organizations that have developed or are developing technologies and products to service 454’s potential customers.

Many of the organizations competing with 454 potentially have greater capital resources, research and development staffs and facilities and marketing capabilities. 454’s potential competitors include:

•	Applera Corporation—Applied Biosystems;

•	Affymetrix, Inc.;

•	GE Healthcare;

•	Perlegen Sciences, Inc.; and

•	other companies, such as Agencourt Bioscience Corporation, Helicos BioSciences Corporation and Solexa, Inc., that have been recently formed or soon to be funded to develop whole genome sequencing technologies.

We believe that the future success of 454 will depend in large part on our ability to maintain a competitive position in instruments for the high throughput nucleic acid sequencing field. Before we recover development expenses for our products or technologies, such products or technologies may become obsolete as a result of technological developments by us or others. Our products could also be made obsolete by new technologies which are less expensive or more effective. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies. The market for high throughput nucleic acid sequencing may not be sufficient to generate revenues significant enough for 454 to achieve profitability.

Patents may not provide sufficient protection for the 454 technology.

454’s products and services are based on the combination of several complex technologies. 454 has developed some of these technologies internally and has pursued patent protection in the U.S. and other countries for certain developments, improvements, and inventions it has developed that are incorporated into 454’s products or that fall within its fields of interest. Other of the technologies utilized by 454 are owned by third parties and are used by 454 under license. There are relatively few decided court cases interpreting the scope of patent claims in these technologies, and 454 believes that its products and services do not infringe the technology covered by valid and enforceable patents. This belief could be successfully challenged by third parties. 454’s patent applications may not protect its products, processes and technologies because of the following reasons:

•	there is no guarantee that any of 454’s pending patent applications will result in additional issued patents;

•	454 may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patents issued to 454 or its collaborative customers will provide a basis for commercially viable products;

•	there is no guarantee that any patents issued to 454 or its collaborative customers will provide 454 with any competitive advantages;

•	there is no guarantee that any patents issued to 454 or its collaborative customers will not be challenged or circumvented or invalidated by third parties; and

•	there is no guarantee that any patents issued to others will not have an adverse effect on 454’s ability to do business.

454 could be subject to claims for infringing on patents of other intellectual property rights.

In addition, patent law relating to the scope of claims in the technology fields in which 454 operates is still evolving. Due to the fact that 454’s business depends in large part on advancements made in genomic sequencing technology, there remains a constant risk of intellectual property litigation affecting the company. The patent positions of organizations developing these products, services and technology, including 454, are generally uncertain and could involve complex legal and factual questions. The degree of future protection for 454’s proprietary rights is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of 454’s technologies, or, if patents are issued to 454, design around the patented technologies developed by 454. In addition, 454 could incur substantial costs in litigation if they are required to defend themselves in patent lawsuits brought by third parties, or if 454 initiates such lawsuits.

From time to time, third parties may assert that 454 is infringing patents owned by such third parties. 454 will endeavor to settle such claims by mutual agreement on a satisfactory basis, which would result in withdrawal of the claim and/or result in the granting of licenses to 454. However, 454 cannot make any assurances as to the outcome of any future claims.

We could be liable for any failure to comply with hazardous product regulations.

Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any liability could exceed our resources.

Risks Related to Our Financial Results

We have a history of operating losses and expect to incur losses in the future.

We have incurred losses since inception, principally as a result of research and development and general and administrative expenses in support of our operations. We anticipate incurring additional losses over the next several years as we focus our resources on prioritizing, selecting and advancing our most promising drug candidates. We may never be profitable or achieve significant revenues. For example, we experienced net losses of $90.3 million in 2004, $74.5 million in 2003 and $90.4 million in 2002, and as of June 30, 2005 had an accumulated deficit of $415.0 million.

Our quarterly operating results have fluctuated greatly and may continue to do so.

Our operating results have fluctuated on a quarterly basis. We expect that losses will continue to fluctuate from quarter to quarter and that these fluctuations may be substantial. Our results of operations are difficult to predict and may fluctuate significantly from period to period, which may cause our stock price to decline and result in losses to investors. Some of the factors that could cause our operating results to fluctuate include:

•	changes in the demand for our services;

•	the nature, pricing and timing of products and services provided to our collaborators;

•	our ability to compete effectively in our therapeutic discovery and development efforts against competitors that have greater financial or other resources or drug candidates that are in further stages of development;

•	acquisition, licensing and other costs related to the expansion of our operations;

•	losses and expenses related to our investments;

•	regulatory developments or changes in public perceptions relating to the use of genetic information and the diagnosis and treatment of disease based on genetic information;

•	regulatory actions and changes related to the development of drugs;

•	changes in intellectual property laws that affect our patent rights;

•	payments of milestones, license fees or research payments under the terms of our external alliances and collaborations and our ability to monitor and enforce such payments; and

•	the timing of intellectual property licenses that we may enter into.

We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. In addition, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long-term operating performance.

Our debt investments are impacted by the financial viability of the underlying companies.

We have a diversified portfolio of investments of which $100.5 million at June 30, 2005 were invested in U.S. Treasuries and debt investments that are sponsored by the U.S. Government. Our corporate fixed-rate debt investments comply with our policy of investing in only investment-grade debt instruments. The ability for the debt to be repaid upon maturity or to have a viable resale market is dependent, in part, on the financial success of the underlying company. Should the underlying company suffer significant financial difficulty, the debt instrument could either be downgraded or, in the worst case, our investment could be worthless. This would result in our losing the cash value of the investment and incurring a charge to our statement of operations.

We may need to raise additional funding, which may not be available on favorable terms, if at all.

We believe that we have sufficient capital to satisfy our capital needs for at least the next twenty-four months. However, our future funding requirements will depend on many factors and we anticipate that, at some future point, we will need to raise additional capital to fund our business plan and research and development efforts on a going-forward basis. To the extent that we need to obtain additional funding, the amount of additional capital we would need to raise would depend on many factors, including:

•	the number, breadth and progress of our research, product development and clinical programs;

•	our ability to establish and maintain additional collaborations;

•	the progress of our collaborators;

•	our costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

•	the costs and timing of obtaining regulatory approvals for any of our products.

We expect that we would raise any additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. We cannot be certain that in the future these sources of liquidity will be available when needed or that our actual cash requirements will not be greater than anticipated. In appropriate strategic situations, we may seek financial assistance from other sources, including contributions by others to joint ventures and other collaborative or licensing arrangements for the development and testing of products under development. If we raise additional capital by issuing equity securities, the issuance of such securities would result in ownership dilution to our shareholders. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. The relinquishing of rights or granting of licenses on unfavorable terms could materially adversely affect our business, financial condition and results of operations. If adequate funds are not available, our business, financial condition and results of operations would be materially adversely affected. However, should we be unable to obtain future financing either through the methods described above or through other means, we may be unable to meet the critical objective of our long-term business plan, which is to successfully develop and market pharmaceutical products. If we require additional capital at a time when investment in biotechnology companies such as ours, or in the marketplace in general, is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter.

Risks Related to Our Convertible Debt

We have a large amount of convertible debt and our debt service obligations may prevent us from taking actions that we would otherwise consider to be in our best interests.

As of July 31, 2005, we had total outstanding consolidated debt of $200.1 million; and for the year ended December 31, 2004, we had a deficiency of earnings available to cover fixed charges of $97.2 million. A higher level of indebtedness increases the risk that we may default on our debt obligations. We may not generate sufficient cash flow in the future to enable us to meet our anticipated fixed charges, including our debt service requirements with respect to our notes due in 2007 and in 2011.

The following table shows, as of July 31, 2005, the remaining aggregate amount of our interest payments due in each of the years listed (in millions):

Year	Aggregate Interest
2005	$4.9
2006	9.8
2007	7.1
2008	4.4
2009	4.4
Thereafter	6.6

Total	$37.2

Our substantial leverage could have significant negative consequences for our future operations, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our expected cash flow to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including working capital and capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; or

•	placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

Moreover, the conversion of our notes into shares of common stock will dilute the ownership interest of our current shareholders.

We may be required to repurchase notes, with cash upon a change in control or fundamental change and our ability to do so is limited.

In certain circumstances involving a change in control, we may be required to repurchase some or all of the notes due in 2007. In certain circumstances involving a fundamental change, we may be required to repurchase some or all of the notes due in 2011. We cannot be certain that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes.

Risks Related to Our Common Stock and This Offering

Our stock price may fluctuate based on factors beyond our control and the market price of our common stock is highly volatile.

The market price of our common stock has fluctuated widely and may continue to do so. For example, during the second quarter of 2005, the closing sale price of our stock ranged from a high of $5.34 per share to a low of $2.75 per share. Many factors could cause the market price of our common stock to rise and fall. These factors include:

•	variations in our quarterly operating results;

•	announcements of technological innovations, clinical results, or new products by us or our competitors;

•	introduction of new products or new pricing policies by us or our competitors;

•	acquisitions or strategic alliances by us or others in our industry;

•	announcement by the government or other agencies regarding the economic health of the United States and the rest of the world;

•	the hiring or departure of key personnel;

•	changes in market valuations of companies within the biotechnology industry; and

•	changes in estimates of our performance or recommendations by financial analysts.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase our market value.

Sales of additional shares of our common stock could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. In addition, the issuance of common stock upon exercise of any outstanding option or the conversion of any of our outstanding convertible debt could be dilutive, and may cause the market price for a share of our common stock to decline. As of June 30, 2005, we had 51,165,314 shares of common stock issued and outstanding, together with outstanding options to purchase approximately 6,129,480 shares of common stock with a weighted average exercise price of $11.64 per share, and notes and debentures convertible into approximately 13,174,901 shares of common stock with conversion prices of $63.8275 and $9.6859 per share and a weighted average conversion price of $17.16 per share. During July 2005, we repurchased $25.9 million of our 6% convertible subordinated debentures due February 2007, for total consideration of $25.3 million, plus accrued interest of $0.8 million to the date of repurchase. As of July 31, 2005, we had 51,227,396 shares of common stock issued and outstanding, together with outstanding options to purchase approximately 6,040,852 shares of common stock with a weighted average exercise price of $11.76 per share, and notes and debentures convertible into approximately 12,769,120 shares of common stock with conversion prices of $63.8275 and $9.6859 per share and a weighted average conversion price of $15.67 per share. Outstanding options and convertible notes and debentures may be exercised or converted, as the case may be, if the market price of our common stock exceeds the applicable exercise or conversion price.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $5.50 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.95 per share in the net tangible book value of the common stock. See “Dilution” on page S-23 for a more detailed discussion of the dilution you will incur in this offering.

Anti-takeover provisions of Delaware law, provisions in our articles of incorporation and bylaws and our stockholders’ rights plan, or poison pill, could make a third-party acquisition of us difficult and may frustrate any attempt to remove or replace our current management.

Because we are a Delaware corporation, the anti-takeover provisions of Delaware law could make it more difficult for a third-party to acquire control of us, even if the change in control would be beneficial to stockholders. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in certain business combinations, unless the business combination is approved or consummated in a prescribed manner.

Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors. The stockholders may amend or repeal our bylaws or adopt new bylaws, only by the affirmative vote of 70% of the outstanding voting securities. A special meeting of the stockholders may be called by the affirmative vote of a majority of our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

We have a stockholder rights plan. Under that plan, each outstanding share of our common stock carries with it a right, currently unexercisable, that if triggered, permits the holder to purchase a large amount of our or any successor entity’s securities at a discount and/or trade those purchase rights separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 20% of the voting power of our common stock. The plan, however, prohibits the 20%-acquiror, or its affiliates, from exercising its purchase rights under the plan. As a result, the acquirer’s interest in CuraGen would be substantially diluted.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management and could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts and discourage certain types of transactions in which our stockholders might otherwise receive a premium for their shares over then current market price, and may limit the ability of our stockholders to approve transactions that they think may be in their best interests.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain or incorporate by reference information that includes or is based on “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the information concerning our possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about the growth of our business, our financial performance and the development of our industry. Because these statements reflect our current views concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described in “Risk Factors,” beginning on page S-7 of this prospectus supplement and elsewhere in this prospectus supplement, in “Risk Factors” beginning on page 4 of the accompanying prospectus and in documents incorporated by reference could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus supplement and the accompanying prospectus. The forward-looking statements in this prospectus supplement include, among others:

•	our expectation that we will enroll approximately 200 patients for our Phase II trial on velafermin (CG53135);

•	our expectation that NCI-sponsored clinical trials will occur in parallel to those we sponsor, with all data generated available for use in future product registration;

•	our expectation that we will complete a velafermin (CG53135) Phase II trial for the treatment of OM in cancer patients undergoing bone marrow transplantation during the first half of 2006;

•	our expectation that we will complete a velafermin (CG53135) Phase I trial for the treatment of OM by the end of 2005;

•	our belief that the FDA’s orphan drug designation for velafermin (CG53135) and CR002 will help strengthen the programs by offering important clinical development and commercialization benefits;

•	our expectation that we will investigate PXD101 as a potential treatment for both solid and hematologic cancers either alone, or in combination with other cancer drugs;

•	our expectation that the PXD101 Phase II open-label clinical trial will enroll approximately 25 to 50 patients who have failed at least two prior treatment regimens at multiple sites in Europe and the US;

•	our expectation that we will complete the PXD101 Phase II trial by mid-2006;

•	our expectation that we will initiate a Phase Ib clinical trial to evaluate combination chemotherapy, consisting of PXD101 and 5-FU, on patients with solid tumors with patient enrollment to commence by the third quarter of 2005;

•	our expectation that our Phase Ib clinical trial of PXD101 and 5-FU will expand and enroll up to 20 additional patients and further investigate the safety, change in expression of thymidylate synthase and anti-tumor activity of this combination;

•	our ability to license CR002 to a partner with the necessary resources for developing and marketing a nephrology product;

•	our expectation that CR011 and CT052 will enter clinical trials during the first half of 2006;

•	our expectation that many of the INDs that we anticipate filing in the future will be from our pipeline, and have been or are ready to be evaluated in animal studies;

•	the expectation that 454’s proprietary technology will have widespread applications in industrial processes, agriculture, animal health, biodefense, human health care, including drug discovery and development, and disease diagnosis and will expand the sequencing market beyond genome centers, to research centers and academic institutions;

•	the ability of 454 to generate whole genome sequences for a wide variety of viral, bacterial and small fungi organisms;

•	the ability of 454 to continue scaling its technology to analyze larger model organisms, including human DNA, and develop other genomic applications for their technology;

•	our expectation that under the terms of the five-year world-wide agreement with F. Hoffmann-LaRoche, 454 will receive up to $62.0 million in license fees, milestones related to instrument releases, minimum royalties and research funding, in addition to a margin on products manufactured for Roche, and royalties on net sales of licensed products;

•	our expectation that we will generate value for our shareholders by developing therapeutics;

•	our expectation to become profitable by commercializing a subset of therapeutics stemming from our development pipeline, and establishing partnerships with pharmaceutical and biotechnology companies for the co-development and co-commercialization of therapeutics from our development pipeline;

•	our expectation to continue incurring substantial expenses relating to our research and development efforts;

•	our expectation to incur continued losses over the next several years;

•	our plan to continue making substantial investments to advance our preclinical and clinical drug pipeline, as well as commercializing 454’s genomic analysis technology;

•	the possibility that we may repurchase or refinance a portion of the existing 6% convertible subordinated debentures due 2007;

•	our belief that our existing cash and investment balances and other sources of liquidity will be sufficient to meet our requirements for the next twenty-four months; and

•	that we will continue to explore alternative sources for financing our business activities.

We do not undertake any obligation to update our forward-looking statements after the date of this prospectus supplement for any reason, even if new information becomes available or other events occur in the future.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by subtracting our total liabilities from our total tangible assets and dividing the difference by the number of outstanding shares of our common stock. Total tangible assets excludes deferred debt costs included in other assets on our condensed consolidated balance sheet at June 30, 2005.

Our net tangible book value at June 30, 2005 was $64.8 million, or $1.27 per share, based on 51,165,314 shares of our common stock outstanding. After giving effect to the sale of 4,000,000 shares of common stock by us at a public offering price of $5.50 per share, less the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value at June 30, 2005 would have been $85.4 million, or $1.55 per share. This represents an immediate increase in net tangible book value of $0.28 per share to existing stockholders and an immediate dilution of $3.95 per share to investors in this offering who purchase at the initial offering price. The following table illustrates this per share dilution:

Public offering price per share		$5.50
Net tangible book value per share as of June 30, 2005	$1.27
Increase per share attributable to new investors purchasing shares in this offering	$0.28

Net tangible book value per share after this offering		$1.55

Dilution per share to new investors		$3.95

The foregoing table excludes the effect of:

•	255,664 shares subject to outstanding options we issued under our 1993 employee stock option plan, as of June 30, 2005 (we do not intend to issue any additional options under this plan);

•	8,076,799 shares reserved for issuance under our 1997 employee stock option plan, of which 5,873,816 shares were subject to outstanding options, as of June 30, 2005;

•	83,444 shares of our stock issued to employees and non-employees after June 30, 2005 pursuant to the exercise of options previously exercisable under our 1997 employee stock option plan and 5,268 shares of stock issued in connection with the Company’s Stock-based 401(k) employer plan match after June 30, 2005; and

•	13,174,901 shares reserved for issuance upon conversion of our outstanding convertible debt. During July 2005, we repurchased $25.9 million of our 6% convertible subordinated debentures due February 2007. As a result, as of July 31, 2005, our outstanding notes and debentures were convertible into approximately 12,769,120 shares of common stock.

CAPITALIZATION

The following table sets forth our capitalization:

•	as of June 30, 2005; and

•	as adjusted to give effect to the issuance and sale of the common stock in this offering, at a public offering price of $5.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The table excludes the following shares:

•	255,664 shares subject to outstanding options we issued under our 1993 employee stock option plan, as of June 30, 2005 (we do not intend to issue any additional options under this plan);

•	8,076,799 shares reserved for issuance under our 1997 employee stock option plan, of which 5,873,816 shares were subject to outstanding options, as of June 30, 2005;

•	83,444 shares of our stock issued to employees and non-employees after June 30, 2005 pursuant to the exercise of options previously exercisable under our 1997 employee stock option plan and 5,268 shares of stock issued in connection with the Company’s Stock-based 401(k) employer plan match after June 30, 2005; and

•	13,174,901 shares reserved for issuance upon conversion of our outstanding convertible debt.

You should read this table with the financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2005
	(Unaudited) (In thousands, except par value and share data)
	Actual	As Adjusted
Cash and investments (a)	$276,798	$297,448

Convertible subordinated debt (a)	$226,050	$226,050
Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 51,165,314 shares actual, 55,165,314 shares as adjusted, issued and outstanding at June 30, 2005	$512	$552
Additional paid-in capital	491,395	512,005
Accumulated other comprehensive loss	(1,599)	(1,599)
Accumulated deficit	(414,968)	(414,968)
Unamortized stock-based compensation	(2,756)	(2,756)

Total stockholders’ equity	72,584	93,234

Total capitalization	$298,634	$319,284

(a)	During July 2005, we repurchased $25,900 of our 6% convertible subordinated debentures due February 2007, for total consideration of $25,300, plus accrued interest of $800 to the date of repurchase.

UNDERWRITING

We have entered into an underwriting agreement, dated as August 9, 2005, with Bear, Stearns & Co. Inc. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from us 4,000,000 shares of common stock.

The underwriter has advised us that, initially, it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The shares are offered by the underwriter as stated herein, subject to receipt and acceptance by the underwriter and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the public offering price, underwriting discount and proceeds to us from the sale of common stock.

	Per Share	Total
Public offering price	$5.50	$22,000,000
Underwriting discount	$0.25	$1,000,000
Proceeds to us (before expenses)	$5.25	$21,000,000

The expenses of the offering, other than the underwriting discount referred to above, are estimated at approximately $350,000 and are payable entirely by us.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We, our executive officers and our directors have agreed, subject to limited exceptions, that, for a period of 90 days after the date of this prospectus supplement, with respect to our securities or the securities of our subsidiaries, or any securities convertible into, or exercisable or exchangeable for, our securities or our subsidiaries’ securities, we and they will not, without the prior written consent of the underwriter: (1) offer, sell, agree to offer or sell, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, assign or otherwise dispose of any such securities, subject to specified exceptions; (2) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any such securities; and (3) otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of such securities, whether or not such transaction is to be settled by delivery of such securities, other securities, cash or other consideration. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (2) prior to the expiration of the 90-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 90-day period, the above restrictions will continue to apply to our executive officers and directors until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The underwriter in its sole discretion may release any of the securities subject to lock-up agreements at any time without notice.

Our common stock trades on The Nasdaq National Market under the symbol “CRGN.” On August 9, 2005, the last reported sale price of our common stock was $6.06 per share.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales or stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a syndicate short position. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. If the underwriter commences any of these transactions, the underwriter may discontinue them at any time.

The underwriter and certain of its affiliates may in the future provide investment banking and other financial and banking services to us for which they may in the future receive customary fees.

LEGAL MATTERS

The validity of the shares of common stock we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts, and for the underwriter by Morrison & Foerster LLP of New York, New York. Mintz Levin and its attorneys own less than 1% of our outstanding common stock. In addition, Mintz Levin owns an aggregate of 250,000 shares of Series B Preferred Stock, $.01 par value per share, and 22,000 shares of Series D Preferred Stock, $.01 par value per share, of our majority-owned subsidiary, 454 Life Sciences Corporation.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

CURAGEN CORPORATION

$500,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

We may from time to time issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, debt securities and/or warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES RISKS.

SEE “ RISK FACTORS” ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is October 17, 2000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

OUR BUSINESS

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risk. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 4.

We are a genomics based drug discovery and development company. We develop and use technologies to discover genes and to understand how they function in order to accelerate the discovery and development of products to improve human health, animal health and to improve agricultural vitality. We conduct this work in collaboration with other pharmaceutical and biotechnology companies and on our own behalf through internal discovery and development programs.

We make our technologies, processes and information systems accessible over the Internet, fully integrate them with one another to improve efficiency and ease of use, and rapidly generate comprehensive information about the following:

•	gene sequence; the order in which nucleotides (the building blocks of DNA) appear in a gene and control the function of the gene;

•	variations in gene sequences;

•	gene expression (the degree of gene activity);

•	biological pathways (the pathways that proteins follow in carrying out the biological functions of cells); and

•	the way potential drugs affect gene expression and the related biological pathways.

Our base of technologies has three primary systems which consist of: proprietary technologies, automated processes, and software used to analyze and organize our biological databases. Each of our technologies is fully operational and has been commercialized:

•	SeqCalling™ which identifies sequences and discovers variations in gene sequences known as Single Nucleotide Polymorphisms, or SNPs;

•	GeneCalling®, a patented technology that discovers genes and measures gene activity; and

•	PathCalling®, a patented technology that analyzes the function and relationships between genes and the proteins these genes encode in biological pathways.

In addition to accelerating the discovery of new drug candidates, we use our GeneCalling technologies, related biological databases, and software analysis tools to predict the potential efficacy and safety of drug candidates currently in pharmaceutical development pipelines, and to review the performance and side effects of drugs already being marketed. This approach, referred to as pharmacogenomics, is helping pharmaceutical companies develop more effective and safer drugs.

We have unified our SeqCalling, GeneCalling and PathCalling technologies, processes and databases through a computer operating software program we refer to as GeneScape. GeneScape enables users to access our technologies over the Internet and provides researchers at multiple sites simultaneous, real-time access to our technologies, systems and databases, allowing them to collaborate on discovery and development projects. We plan to continue enhancing and building additional technologies that we will incorporate into the GeneScape operating software program.

We market our technologies and gene information to pharmaceutical, biotechnology, agricultural and animal health companies through research collaborations. These collaborations typically provide current revenues, milestone payments for successful projects, and royalty-based revenues from our partners’ drug development programs. We have conducted research for Abgenix, Inc., Biogen, Inc., COR Therapeutics, Inc., DuPont/Pioneer Hi-Bred International, Inc., Gemini Genomics plc, Genentech, Inc., Glaxo-Wellcome, Inc., Hoffmann-La Roche Inc. and its affiliate, Roche Vitamins, Inc. and Ono Pharmaceuticals.

We also apply our suite of genomics technologies on our own behalf to build a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics. We have established internal programs to discover products to treat metabolic diseases, cancer, autoimmune and inflammatory diseases and disorders of the central nervous system. During the next five years, our objective is to systematically analyze the genetic basis of many common diseases, study how many commonly prescribed drugs work and identify their potentially adverse side effects, while building a proprietary pipeline of therapeutic products.

We focus our efforts on research programs that address unmet medical needs and that we believe have the potential to yield products that can be commercialized in a relatively short time. At each stage, we plan to reevaluate the relative merits of continuing such programs solely through internal efforts or through research collaborations.

The goal of our drug development programs is to advance promising therapeutic candidates into the FDA’s clinical approval process. We currently focus on two broad classes of therapeutics: secreted proteins and fully human antibodies. We are currently evaluating the efficacy of a number of secreted proteins as potential human therapeutics using animal models. Antibodies are naturally occurring proteins used by the body’s immune system to combat many diseases. As therapeutic products, antibodies have several potential advantages over other therapies such as reducing unwanted side effects that may occur with other therapies. Fully human antibodies are desirable because they avoid the risk of rejection present with mouse or partial mouse antibodies.

We file patent applications to protect our genomics technologies, gene- related discoveries, products, information systems and proprietary databases, software and other methods and technology. As of October 3, 2000, we had approximately 435 patent applications pending with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of October 3, 2000, the U.S. Patent Office has issued us 11 patents for aspects of our technologies, discoveries and products.

We incorporated in Delaware in November 1991. Our principal executive offices are located at 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. Our telephone number is (203) 401-3330. We maintain a web site on the Internet at http://www.curagen.com. We do not intend for the information in our web site to be considered part of this prospectus.

RISK FACTORS

Investing in our common stock is very risky. You should carefully consider the following risk factors and all other information contained in this prospectus and incorporated by reference before purchasing our securities. You should be able to bear a complete loss of your investment. See “Special Note Regarding Forward-Looking Statements.”

We have a history of operating losses and expect to incur losses in the future and we may never achieve or maintain profitability.

We have a limited operating history and we have experienced operating losses since our inception and expect these losses to continue for the next several years. We may never be profitable or achieve significant revenues. For example, we experienced net losses of $25,762,760 in 1999, $18,936,920 in 1998 and $7,290,434 in 1997. In order to develop our technologies, including expanding our SeqCalling, GeneCalling and PathCalling database development efforts, we expect to incur significant increases in our expenses over the next several years. In addition, we expect significant increases in expenses in connection with our internal research and product development programs. As a result, we expect to incur operating losses at least through 2002. Our ability to achieve significant revenues and profitability will depend upon obtaining additional research collaborations and subscribers for our SeqCalling, GeneCalling and PathCalling products, services and related databases and our internal development programs. We may not be able to obtain any additional research collaborations or enter into any additional subscription arrangements for products, services, databases or our internal development programs. As a result, we may never achieve or maintain profitability.

Our technologies and products are at an early stage of development and may never be commercially viable or successful.

Our technologies and databases are still in the early stages of development and we have just begun to incorporate our technologies into commercialized products. Our products focus primarily on the development of diagnostic drugs to treat a variety of complex human and animal diseases and agronomic traits. There is limited scientific understanding generally relating to the role of genes in these diseases and traits, and few products based on gene discoveries have been developed and commercialized. Accordingly, even if we were successful in identifying genes, biological pathways or drug candidates associated with specific diseases or in identifying genes associated with certain agronomic traits, we or our collaborators may not be able to develop or commercialize products to improve human and animal health and the vitality of agriculture.

In addition, our SeqCalling, GeneCalling and PathCalling products and services and the related databases are in the early stage of development. These products systematically analyze the genetic information contained within a cell to discover and develop novel therapeutic, agricultural and diagnostic products. Their success will depend upon our ability to use software tools to generate data concerning the following:

•	gene sequences;

•	gene variations;

•	the level of gene activity;

•	biological pathways; and

•	drug candidates.

In addition, because of the complexity of such data, we may not be able to detect any design defects or software errors in our existing or future technologies and databases.

Even if we or our collaborators develop products for commercial use, we may not be able to develop products that:

•	meet applicable regulatory standards, in a timely manner or at all;

•	successfully compete with other technologies and products;

•	avoid infringing the proprietary rights of others;

•	can be manufactured in sufficient quantities or at reasonable cost; or

•	can be marketed successfully.

Due to the specialized nature of our products, there are a limited number of pharmaceutical, biotechnology and agricultural companies that are potential customers for our products and services. Additional reasons why there may not be a great demand for our products and services include:

•	our potential collaborators and subscribers may determine to conduct in-house gene research;

•	our competitors may offer similar services at competitive prices;

•	we may not be able to service satisfactorily our collaborators and subscribers;

•	others may publicly disclose or patent the proprietary information contained in our databases (including information related to gene expression, biological pathways or drug candidates); and

•	technological innovations may be discovered that are more advanced than those used by and available to us.

If there is not sufficient demand for our products we may never generate enough revenues to become or stay profitable.

We may need to raise additional funding which may not be available on terms acceptable to us, or at all, harming our ability to implement our business plan.

We anticipate that our existing capital resources are not sufficient to fund our future operating plans and we will need to raise significant additional capital. We established a substantial scientific infrastructure to develop our technologies and to add information to our databases. We used substantial amounts of cash to establish this infrastructure and expect our capital and operating expenses to increase over the next several years as we expand this infrastructure and our research and development activities. The amount of additional capital which we expect we will need to raise will depend on many factors, including:

•	the progress of our research programs;

•	the number and breadth of our research programs;

•	our ability to attract subscribers to our products and services;

•	the achievement of the milestones under certain of our existing collaborations;

•	our ability to establish and maintain additional collaborations;

•	the progress of our collaborators;

•	our activities relating to the commercialization rights we have retained in our collaborations;

•	the costs incurred in enforcing and defending our patent claims and other intellectual property rights; and

•	the costs and timing of obtaining regulatory approvals for any of our products to improve human and animal health and the vitality of agriculture.

We expect to raise the additional capital we require through public or private equity offerings, debt financings or additional collaborations and licensing arrangements. Additional financing may not be available to us when we need it, or, if available, we may not be able to obtain such financing on terms favorable to us or our stockholders. If we raise additional capital by issuing equity securities, your ownership in us will be diluted. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish rights to certain of our technologies or product candidates, or to grant licenses on unfavorable terms. If we relinquish rights or grant licenses on unfavorable terms our revenues could decrease. If adequate funds are not available on terms acceptable to us, or at all, our business, financial condition and results of operations would be materially adversely affected.

We rely significantly on our collaborative partners, and if our partners reduce or stop funding our research efforts or terminate their collaborations with us entirely we may not be able to develop or commercialize our products.

We rely on collaborators for the preclinical study and clinical development of therapeutics and for regulatory approval, manufacturing and marketing of products resulting from the application of our technology. We also intend to rely on certain collaborators for significant funding in support of our research efforts. It is important, then, that we enter into research collaborations and licensing arrangements with a variety of third parties so we can implement our strategy to develop and commercialize products for the health of humans and animals and the vitality of agriculture based upon our discoveries.

Our agreements with collaborators typically allow them significant discretion to elect whether to pursue such activities. We cannot control the amount and timing of resources our collaborators devote to our programs or potential products. In addition, our collaborators can terminate their agreements with us any time the collaboration permits them to or if we materially breach the contract. We may not be able to maintain or expand existing collaborations or establish any additional research collaborations, licensing or subscription arrangements. For instance, Biogen and DuPont/Pioneer Hi-Bred, which together accounted for approximately 47% of our revenue in 1999 and 27% of our 2000 revenue through September 30, have opted not to renew the research portions of their collaborations with us. In addition, the research portions of our collaborations with Hoffmann-La Roche and COR Therapeutics are up for renewal prior to January 2001. If any of our collaborators were to not renew, breach or terminate its agreement with us or otherwise fail to conduct collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs would be delayed or terminated. Moreover, if funding from one or more of our collaborative programs were reduced or terminated, we would need to devote additional internal resources to product development, scale back or terminate certain research development programs or seek alternative collaborators. Disputes may arise in the future with respect to the ownership of rights to any technology developed with our collaborators. These and other possible disagreements between collaborators and us could lead to delays in the collaborative research, development or commercialization of certain therapeutic, agricultural or diagnostic products, or could require or result in litigation or arbitration to resolve. If our collaborative partners reduce or stop funding our research efforts, or terminate their collaborations with us, we may not be able to develop or commercialize our products. Such disputes could materially adversely affect our business.

We face intense competition which is likely to increase and could result in reduced acceptance and demand for our technologies and products.

We face, and will continue to face, intense competition from one or more of the following entities:

•	pharmaceutical companies;

•	biotechnology companies;

•	diagnostic companies;

•	academic and research institutions; and

•	government agencies.

We are also subject to significant competition from organizations that are pursuing technologies and products that are the same as or similar to our technology and products. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics generally is highly competitive. Our competitors in the genomics area include:

•	Human Genome Sciences, Inc.;

•	Millennium Pharmaceuticals, Inc.;

•	Myriad Genetics, Inc.;

•	major pharmaceutical companies; and

•	universities and other research institutions (including those receiving funding from the federally funded Human Genome Project).

We believe that our future success will depend in large part on our ability to maintain a competitive position in the genomics field. Before we recover development expenses for our products or technologies, such products or technologies may become obsolete as a result of technological developments by us or others. New technologies which are less expensive or more effective could make our products obsolete. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

A number of our competitors are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect any of our related disease research programs. We expect that competition in genomics research will intensify as technical advances are made and become more widely known. As a result, there may be reduced acceptance and demand for our technologies and products.

If our patent applications do not result in issued patents, then our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.

Our business and competitive position depend upon our ability to protect our SeqCalling, GeneCalling and PathCalling proprietary databases, proprietary software and other proprietary methods and technology and related discoveries. Our commercial success also depends in part on obtaining patent protection on genes and proteins for which we or our collaborators or subscribers discover utility and on products, methods and services based on such discoveries. We have applied for patent protection on novel genes and proteins, novel mutants of known genes and their uses, partial sequences of novel proteins and their gene sequences and uses, and novel uses for previously identified genes discovered by third parties. We also seek patent protection for our therapeutic, diagnostic and drug screening methods and products. We have filed patent applications for our proprietary methods and devices for gene expression analysis, sequencing, discovery of biological pathways and for development. As of October 3, 2000, we had approximately 435 patent applications pending covering our technologies with the United States Patent and Trademark Office, and had filed numerous corresponding international and foreign patent applications. As of October 3, 2000, our patent applications have resulted in 11 issued patents with respect to aspects of our technology.

Patent law relating to the scope of claims in the technology fields in which we operate is still evolving. The degree of future protection for our proprietary rights is uncertain. Furthermore, third parties may independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us. We cannot predict whether our pending patent applications will result in the issuance of valid patents. Litigation, which could result in substantial cost to us, may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others’ proprietary rights. We may participate in interference proceedings that may in the future be declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. The outcome of any such litigation or interference proceeding might not be favorable to us. If our patent applications do not result in issued patents, we may not be able to compete effectively.

If the scope of our issued patents does not provide us with sufficient protection of our intellectual property from our competitors we may not be able to compete effectively.

The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are uncertain and involve complex legal and factual questions. The scope of our issued patents may not protect our technologies and products because:

•	our pending patent applications may not result in issued patents;

•	additional proprietary technologies we develop, if any, may not be patentable;

•	patents issued to us or our collaborative customers may not provide a basis for commercially viable products;

•	patents issued to us or our collaborative customers may not provide us with any competitive advantages;

•	patents issued to us or our collaborative customers may be challenged or circumvented or invalidated by third parties; and

•	patents issued to others may have an adverse effect on our ability to do business.

The public availability of expressed sequence tags, genomic sequence information or other sequence information prior to the time we apply for patent protection on a corresponding full-length or partial gene could adversely affect our ability to obtain patent protection with respect to such gene or gene sequences. We may not be able to obtain further patents for our products or methods, or, if we are able to obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. Third parties could initiate lawsuits against us to challenge our patents and, if we lose, our competitors could be free to use the subject matter covered by the patent, or we may license the technology to others to settle such litigation. If a court invalidates key patents that we own or license or the U.S. Patent Office does not approve our pending patent applications we may not be able to compete effectively in the marketplace.

If we infringe upon third parties’ patents, those parties could sue us for patent infringement or they could require us to pay licensing fees which could increase our expenses.

Our competitors and other groups are attempting to rapidly identify and characterize genes through the use of gene expression analysis and other technologies. To the extent any patents issue to other parties on such partial or full-length genes or uses for such genes, the risk increases that the sale of potential products, including therapeutics, or processes developed by us or our collaborators may give rise to claims of patent infringement. We have sought and intend to continue seeking patent protection for novel uses for genes and proteins which may have been patented by third parties. In such cases, we would need a license from the holder of the patent with respect to such gene or protein in order to make, use or sell such gene or protein for such use. We may not be able to acquire such licenses on commercially reasonable terms, if at all.

In addition, others may have filed and in the future are likely to file patent applications covering genes or gene products that are similar or identical to our products. Any such patent application may have priority over our patent applications. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license in order to continue to manufacture or market the affected products and processes or could enjoin us from continuing to manufacture or market the affected products and processes. We or our collaborators might not prevail in any such action or that any license required under any such patent would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

A third party has indicated to us that it believes at some time in the future we may be required to obtain a license in order to perform certain processes that we use in the conduct of our business. We believe that, if required, such license would be available on commercially reasonable terms.

If our security measures do not protect our proprietary technologies, we may not be able to protect our trade secrets harming our competitive position.

We rely upon trade secret protection for some of our confidential and proprietary information that is not subject matter for which patent protection is being sought. We believe that we have developed proprietary technology, processes and information systems for use in gene expression, biological pathway and molecular target discovery, including proprietary biological protocols, instrumentation, robotics and automation, software and an integrated bioinformatics system. In addition, we have developed databases of proprietary gene expression patterns and sequencing, human genetic variations, biological pathways and the effects of drugs on gene expression which we update on an ongoing basis and which can be accessed over the Internet. We have taken security measures to protect our proprietary technologies, processes, information systems and data and continue to explore ways to enhance such security. Such measures, however, may not provide adequate protection for our trade secrets or other proprietary information. While we require employees, academic collaborators and consultants to enter into confidentiality and/or non- disclosure agreements where appropriate, any of the following could still occur:

•	third parties could disclose proprietary information about us;

•	others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology; or

•	we may not be able to meaningfully protect our trade secrets.

If our competitors learn our trade secrets, we may not be able to compete effectively in the market.

If we cannot retain commercialization rights for our technologies and products we may not realize revenue from those technologies and products.

In our research collaborations, we seek to retain commercialization rights for the development and marketing of certain products or services to improve human and animal health and the vitality of agriculture. We may not be successful in retaining such rights and we have not developed any pharmaceutical, agricultural or diagnostic products or services to date. We may seek to commercialize any future retained rights, as well as any products developed in our internal development programs, directly or through collaborations with others. The value of these rights and products, if any, will be largely derived from our gene expression, biological pathway and drug screening efforts, the success of which is also uncertain. Even if we identify and label relevant disease-related genes, biological pathways and/or drug candidates, we do not currently have sufficient infrastructure, including manufacturing and marketing, to commercialize our retained rights. If we seek to commercialize retained rights and products developed internally through joint ventures or research collaborations, we may be required to relinquish material rights on terms that may not be favorable to us. If we cannot retain and develop commercialization rights for our technologies and products we may not realize revenue from those technologies and products.

If we, or our collaborators, do not comply with government regulations, we may not be able to develop or sell our technologies and products.

Prior to the marketing of any new drug developed by us or our collaborative customers, that new drug must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process includes preclinical and clinical studies, as well as post-marketing surveillance to establish a compound’s safety and efficacy, and can take many years and require substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval.

The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including:

•	the size of the patient population;

•	the proximity of patients to clinical sites;

•	the eligibility criteria for the study; and

•	the existence of competitive clinical trials.

Delays in planned patient enrollment in clinical trials may result in increased costs, program delays, or both. We may encounter delays or rejections based upon changes in United States Food and Drug Administration policies for drug approval during the period of product development and FDA regulatory review of each submitted new drug application, in the case of new pharmaceutical agents, or product license application in the case of biologics. We may also encounter similar delays in the regulatory approval of any diagnostic product and in obtaining regulatory approvals in foreign countries. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health must be approved by the Recombinant DNA Advisory Committee and the National Institutes of Health. Because some of the products that result from our disease research programs involve new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities and, as a result, we may obtain regulatory approvals more slowly than for products using more conventional technologies.

Even if we obtain regulatory approval for and market a product, such product and its manufacturer are subject to continuing review. We may be adversely affected by the discovery of previously unknown problems with a product, including withdrawal of the product from the market. We could incur various adverse consequences as a result of any of the following events:

•	violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval;

•	the FDA’s delay in approval or refusal to approve a product;

•	withdrawal of an approved product from the market; or

•	the imposition of criminal penalties against the manufacturer and new drug application or product license application holder.

We have not submitted an investigational new drug application for any product candidate of ours, and no product candidate has been approved for commercialization in the United States or elsewhere. With respect to our internal discovery and drug programs, we may rely on our collaborators to file investigational new drug applications and generally direct the regulatory approval process. We or any of our collaborators may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. If we do not obtain required governmental approvals we may delay or preclude our collaborators from marketing drugs or diagnostic products developed by us or limit the commercial use of such products.

We use hazardous materials and chemicals in our business and any disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, third parties could hold us liable for any damages that result and any liability could exceed our resources.

If we fail to retain our key personnel and hire, train and retrain qualified employees, we may not be able to develop or commercialize our technologies.

We depend on the principal members of our management and scientific staff, including Dr. Jonathan M. Rothberg, our Chief Executive Officer, President and Chairman of the Board. We have not entered into employment agreements with any of the principal members of our management or scientific staff that bind any of them to a specific term of employment. We maintain key person life insurance on the life of Dr. Rothberg in the amount of $2,000,000. Our future success also will depend in part on the continued services of our key scientific and management personnel and our ability to attract, hire and retain additional personnel. There is intense competition for such qualified personnel and there can be no assurance that we will be able to continue to attract and retain such personnel. If we fail to retain our key personnel and hire, train and retrain qualified employees, we may not be able to develop or commercialize our technologies.

If we do not retain our current licensed technologies and acquire new ones, we might not be able to pursue our research and development activities.

We have acquired or licensed certain components of our technologies from third parties. If any third party changed or terminated their licensing agreements with us, we may not be able to obtain the components we need to develop our technologies In addition, some of our licenses impose an obligation on us to market the licensed technology to third parties. If we breach any of these licenses or fail to maintain rights to such technology we may not be able to continue our research and development activities or begin new ones.

The government has certain rights to funded technologies and we may have to provide some of our technology for free which could increase our expense without a corresponding increase in revenue.

Under existing government grants and agreements, the government has a statutory right to practice or have practiced and, under certain circumstances (including inaction on our part or our licensees to achieve practical application of the invention or a need to alleviate public health or safety concerns not reasonably satisfied by us or our licensees), to grant to other parties licenses under, any inventions first reduced to practice under the government grants and agreements. If the government exercises its rights to obtain our technologies for free we could experience an increase in expenses without a corresponding increase in revenues.

If we fail to maintain our relationships with our academic collaborators and scientific advisors, or acquire new relationships, we may not be able to research or develop new technologies or products.

We have relationships with collaborators and consultants at academic and other institutions who conduct research at our request. Such collaborators and consultants are not our employees. Substantially all of our collaborators and consultants are employed by employers other than us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. Our ability to discover genes and biological pathways involved in human disease and commercialize products based on those discoveries may depend in part on continued collaborations with researchers at academic and other institutions. We may not be able to negotiate additional acceptable collaborations with collaborators or consultants at academic and other institutions, which could hinder our ability to research and develop new technologies and products.

Our academic collaborators, consultants and scientific advisors may have relationships with other commercial entities, some of which could compete with us. Our academic collaborators, consultants and scientific advisors sign agreements which provide for confidentiality of our proprietary information and of the results of studies. We may not be able to maintain the confidentiality of our technology and other confidential information in connection with every academic collaboration or advisory arrangement, and any unauthorized dissemination of our confidential information could harm our competitive position.

We have a lengthy sales cycle for our technologies and products that can increase our expenses without a corresponding increase in revenue.

Our ability to obtain collaborators and subscribers for our products and services depends in significant part upon the perception that such products and services can help accelerate drug discovery and development efforts. Our sales cycle is typically lengthy because we must educate our customers about our products and sell the benefits of our products and services to a variety of constituencies within potential collaborators and subscribers, including research and development personnel and key management. In addition, each subscription and collaboration involves the negotiation of agreements containing terms that may be unique to each subscriber or collaborator. If we decide to seek collaborators to assist us in our discovery and development programs, the education, sales and negotiation efforts related to any such collaborations may lengthen the sales cycle of our products. We may expend substantial funds and management effort without generating a database subscription or a collaboration. As a result, we would increase our expenses without a corresponding increase in revenues.

We anticipate that our quarterly operating results will fluctuate which could have an adverse effect on our stock price.

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to fluctuate. In fiscal year 2000 our net loss per common share was $0.14 for the three month period ending on March 31, 2000 and $0.30 for the six month period ending on June 30, 2000. We expect that losses will continue to fluctuate from quarter to quarter and that such fluctuations may be substantial. Quarterly operating results can fluctuate as a result of a number of factors, including the following:

•	the level of investment in our discovery and development programs and related databases;

•	the commencement, delay, cancellation or completion of contracts;

•	the timing of option, license and milestone payments under our agreements;

•	the mix of services provided by us;

•	the timing of start-up expenses for new services and facilities; and

•	the timing and integration of acquisitions and changes in regulations related to our products and services.

We believe that quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance. In addition, fluctuations in quarterly results could adversely affect the market price of our common stock in a manner unrelated to our long-term operating performance.

If we produce our own pharmaceutical products in the future, we may not have the resources to bring them to market.

Although we are not in clinical trials with our own pharmaceutical products, any products we develop in the future will require significant research and development and preclinical testing, and will require extensive clinical testing prior to submission of any regulatory application for commercial use. If we undertake these activities without the collaboration of others, we may need to expend significant funds. Such potential pharmaceutical products will be subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies. These risks include the possibility that:

•	the products will be unsafe or ineffective or otherwise fail to receive necessary regulatory clearances;

•	the products, if safe and effective, will be difficult to manufacture on a large scale or be uneconomical to market;

•	proprietary rights of third parties will preclude us or our partners from marketing such products; or

•	third parties will market superior or equivalent products.

As a result, we may not be able to develop any commercially viable products. Clinical trials or marketing of any such potential pharmaceutical products may expose us to liability claims from the use of such pharmaceutical products. We may not be able to obtain product liability insurance or maintain sufficient coverage at a reasonable cost. In addition, should we choose to develop pharmaceutical products internally, we will have to make significant investments in pharmaceutical product development, marketing, sales and regulatory compliance resources, and we will have to establish or contract for the manufacture of products under the Good Manufacturing Practices of the FDA. We may not have the resources to develop or commercialize successfully any potential pharmaceutical products.

The uncertainty associated with pharmaceutical pricing, reimbursement and related matters may adversely affect our business.

The continuing efforts of government and third party payors to contain or reduce the costs of health care through various means may materially adversely affect our business, financial condition and results of operations. In certain foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical and diagnostic products. Cost control initiatives could decrease the price that we or any of our subscribers and collaborators receive for any products in the future and may have a material adverse effect on our revenues and results of operations. Further, to the extent that cost control initiatives have a material adverse effect on our subscribers or collaborators, our ability to commercialize our products and to realize royalties could be adversely affected.

Our ability and the ability of any of our subscribers or collaborative customers to commercialize pharmaceutical or diagnostic products may depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third party payors. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors, including Medicare, increasingly are challenging the prices charged for medical products and services. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new pharmaceutical or diagnostic products and by refusing in some cases to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third party insurance coverage might not be available to patients for any products discovered and developed by us or our subscribers or collaborators. If adequate coverage and reimbursement levels are not provided by government and other third party payors for our products, the market acceptance of these products may be reduced. Any such reduction may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our stock price has been and may continue to be volatile and you could lose all or part of your investment.

The market price of our common stock since our initial public offering in March 1998 has been volatile. This volatility has been caused, and will in the future continue to be caused by the following factors, some of which are beyond our control:

•	announcements of our results of research activities;

•	our own publications;

•	quarterly variations in our operating results;

•	new collaborative agreements;

•	technological innovations by ourselves and our competitors;

•	announcements of new commercial products and initiatives by us, collaborative partners or competitors;

•	changes in government regulation or new regulatory actions;

•	changes in patent laws;

•	developments concerning proprietary rights;

•	developments in litigation initiated by or against us; and

•	fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology and biotechnology sectors.

Our stock price could drop below the price you paid for your shares. As a result, you could lose all or part of your investment.

We must sell a substantial number of additional shares of common stock, which could adversely affect the trading price of our common stock.

We have a substantial number of shares of common stock subject to stock options and warrants. We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or warrants), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding (i) our plan to build additional technologies and to enhance our GeneScape platform and to systematically analyze the genetic basis of many common diseases, (ii) the expected transformation of the pharmaceutical industry and our opportunity with respect thereto, (iii) the likely success of our technologies, (iv) the expected benefits of the linkage to be provided by our PathCalling systems, (v) the expected benefits, effects, efficiency and performance of our services and products, (vi) our ability (a) to overcome the limitations of competing technologies, processes and databases by condensing key steps in gene-based discovery and development, (b) to develop, through our products and services, the next generation of therapeutic products for important complex diseases, (c) to populate our databases, and (d) to develop, in a timely fashion, a broad portfolio of research programs that encompass drug discovery, drug development and pharmacogenomics, (vii) the capacity of our products to predict the efficiency and safety of drugs already on the market, (viii) the suitability of CuraGen discovered genes and proteins involved in diabetes, hypertension and ischemic stroke as targets for small molecule drug development and (ix) the expected future levels of losses, operating expenses and material commitments. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our securities you should carefully consider the risks described in the “Risk Factors” section, in addition to the other information set forth in this prospectus and in the documents incorporated by reference herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results except as required by law.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest- bearing securities.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and are qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value of $.01 per share, 3,000,000 shares of non-voting common stock, par value of $.01 per share and 5,000,000 shares of preferred stock, par value of $.01 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of our common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefore except that (a) no cash dividends will be declared and paid on the common stock unless at the same time an equal cash dividend is declared and paid, per share, on the non-voting common stock, and (b) no dividend of property (including our capital stock) will be declared and paid on the common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on the non-voting common stock. We have never declared or paid any cash dividends on our capital stock. In the event we liquidate, dissolve or wind up the affairs of our business, holders of common stock and non-voting common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holders of our common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares issuable upon conversion of the securities will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of our shares of preferred stock that we may designate and issue in the future.

Non-Voting Common Stock

Except as provided under the Delaware General Corporate Law, the holder of our non-voting common stock are not entitled to vote on any matters submitted to a vote of stockholder. The holder of our non-voting common stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefore, except that (a) no cash dividends will be declared and paid on our non-voting common stock unless at the same time an equal cash dividend is declared and paid, per share, on our common stock, and (b) no dividend of property (including capital stock) will be declared and paid on our non-voting common stock unless a dividend of an equal amount of the same property has also been declared and paid, per share, on our common stock. We have never declared or paid any cash dividends on our capital stock. In the event we liquidate, dissolve or wind up the affairs of our business, holder of our non-voting common stock and common stock have the right (together as one class) to a ratable portion of assets remaining after the payment of all debts and other liabilities. Holder of our non-voting common stock have the right, at any time, to convert each share of non-voting common stock into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. In addition, upon the transfer of beneficial ownership of any shares of non-voting common stock, those shares will be automatically converted into shares of common stock at the rate of one share of common stock for each share of non-voting common stock. This automatic conversion will not apply if that transfer is made to (1) a majority-owned subsidiary of Genentech, (2) a corporation of which Genentech is a wholly-owned subsidiary (“Genentech Parent”), or (3) a wholly owned subsidiary of the Genentech Parent; except that if that transfer is made to a wholly-owned subsidiary of Genentech or the Genentech Parent and that wholly-owned subsidiary ceases to be a wholly-owned subsidiary of Genentech or the Genentech Parent, then those shares will be automatically converted into shares of our common stock at the rate of one share of common stock for each share of non-voting common stock. Holder of our non-voting common stock do not have preemptive rights and are not subject to future calls or assessments. There are no redemption or sinking fund provisions applicable to our non-voting common stock. The rights, preferences and privileges of the holder of our non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that we may designate and issue in the future.

Preferred Stock

Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights, dividend rights, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue share of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

Registration Rights

One of our stockholders has registration rights. After December 8, 2000, Abgenix will have demand and piggyback registration rights with respect to 837,990 shares of common stock. Demand registration rights entitle the holder to cause us to register its shares of common stock. Piggyback registration rights allow the holder to include its shares of common stock in registration statements that we file.

In connection with the exercise of registration demands by certain of our stockholders, we have filed with the SEC two registration statements on Form S-3, which were declared effective on March 8, 2000 and June 30, 2000, respectively. These registration statements registered in the aggregate 8,242,856 shares of common stock, consisting of 1,955,272 shares of common stock which we will issue to Genentech upon Genentech’s conversion of that same number of shares of non-voting common stock held by Genentech, 1,500,000 shares held by Pequot Partners Fund, L.P., 1,500,000 shares held by Pequot International Fund, Inc., 2,350,084 shares issuable upon conversion of our 6% Convertible Subordinated Debentures due 2007, and 937,500 shares of common stock which we will issue to holders of our warrants upon their exercise of those warrants.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

The stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3% the outstanding voting securities. A special meeting of the stockholders may be called by the affirmative vote of a majority of our Board of Directors. These provisions may have the effect of delaying, deferring or preventing a change in control.

The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of the our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

•	A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange, and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Boston, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.” In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

—	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or,

—	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference are:

Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 7, 2000; Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 12, 2000; Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on August 9, 2000; Definitive Proxy Statement, filed on April 25, 2000; Current Report on Form 8-K, filed on January 28, 2000; Current Report on Form 8-K, filed on February 15, 2000; Current Report on Form 8-K, filed on March 2, 2000; Current Report on Form 8-K, filed on April 17, 2000; Current Report on Form 8-K, filed on June 7, 2000; Current Report on Form 8-K filed on October 10, 2000, and

The description of the common stock contained in our Registration Statement on Form S-1 filed with the SEC on October 16, 1997, including any amendments or reports filed for the purpose of updating such description.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Investor Relations CuraGen Corporation 555 Long Wharf Drive, 11th floor New Haven, Connecticut 06511 Telephone: (203) 401-3330

4,000,000 Shares

COMMON STOCK

PROSPECTUS SUPPLEMENT

August 9, 2005

Bear, Stearns & Co. Inc.